Exhibit 99.1
Nastech Pharmaceutical Company Names Philip Ranker Chief Financial Officer
Bothell, Wash., Jan. 3, 2006 — Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK), a leader in molecular biology-based drug delivery products and technologies, today announced today that Philip Ranker has been named Chief Financial Officer and Corporate Secretary. Mr. Ranker has served as Nastech’s interim Chief Financial Officer and Corporate Secretary since September 2005 and has been an integral part of Nastech’s financial organization and growth in his previous role as Vice President of Finance since joining the Company in August 2004.
“We are very pleased to have a person with Phil’s capabilities and experience as Nastech’s Chief Financial Officer,” said Steven C. Quay, M.D., Ph.D., Chairman, President and CEO of Nastech. “Our research, clinical programs and partnerships continue to make rapid advances and we will benefit from Phil’s financial and operational leadership.”
“Nastech’s innovative research has been successful in developing a valuable pipeline of products and partnerships,” stated Phil Ranker, CFO of Nastech. “I am excited by this opportunity and will focus my efforts on ensuring that Nastech realizes its full commercial potential.”
Mr. Ranker has more than 19 years of experience in finance within the biotechnology and pharmaceutical industries. Prior to joining Nastech, he served as the Director of Finance for ICOS Corporation and in various financial management positions during a 15-year career at Sanofi-Aventis, including Senior Finance Director. Mr. Ranker was also employed by Peat Marwick (KPMG) where he conducted financial and operational audits for pharmaceutical companies and is a CPA.
About Nastech
We are a pharmaceutical company developing innovative products based on proprietary molecular biology-based drug delivery technologies. We and our collaboration partners are developing products for multiple therapeutic areas including inflammatory conditions, obesity and osteoporosis. Additional information about Nastech is available at http://www.nastech.com.
Nastech Forward Looking Statement
Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding; (ii) the ability of Nastech to attract and/or maintain manufacturing, research, development and commercialization partners;

(iii) Nastech’s and/or a partner’s ability to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) Nastech’s and/or a partner’s ability to obtain required governmental approvals; and (v) Nastech’s and/or a partner’s ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.
###
CONTACT:
Nastech
Ed Bell
Senior Investor Relations Manager
(425) 908-3639
ir@nastech.com
Noonan Russo
Matthew Haines (Investors and Media)
(212) 845-4235